Exhibit 99.1

News Release

Investor Contact:
Kory Arthur
+1 603.766.7401
karthur@spragueenergy.com
Sprague Resources LP Reports First Quarter 2017 Results
Partnership reiterates 2017 adjusted EBITDA guidance of $115 to $130 Million
Portsmouth, NH (May 8, 2017) - Sprague Resources LP (“Sprague”) (NYSE: SRLP) today reported its financial results for the first quarter March 31, 2017.
First Quarter 2017 Highlights

•	Net sales were $917.8 million for the first quarter of 2017, compared to $722.9 million for the first quarter of 2016.

•	Net income was $64.5 million for the first quarter of 2017, compared to $29.8 million for the first quarter of 2016.

•	Adjusted gross margin was $90.4 million for the first quarter of 2017, compared to $86.5 million for the first quarter of 2016.

•	Adjusted EBITDA was $47.3 million for the first quarter of 2017, compared to $45.4 million for the first quarter of 2016.

“I am pleased to report another quarter of strong financial performance,” said David Glendon, President and Chief Executive Officer. “Sprague closed a total of four acquisitions to date this year, and our acquisition pipeline remains robust including opportunities to expand our geographic footprint. With our low permanent leverage, and a recent amendment to our credit facility, we remain well positioned to continue to execute on our growth strategy. Based on results in the first quarter, we're reiterating our 2017 adjusted EBITDA guidance of $115 to $130 million,” said Mr. Glendon.
Refined Products

•	Volumes in the Refined Products segment decreased 1% to 472.7 million gallons in the first quarter of 2017, compared to 477.4 million gallons in the first quarter of 2016.

•	Adjusted gross margin in the Refined Products segment decreased $2.2 million, or 5%, to $39.5 million in the first quarter of 2017, compared to $41.6 million in the first quarter of 2016.

“Sprague's Refined Products sales volumes were stable in the first quarter, as declines in heating oil sales were offset by increased sales of transportation fuels," said Mr. Glendon. “The decline in our adjusted gross margin of $2.2 million was driven primarily by compressed unit margins, as competitors aggressively priced product to liquidate inventory during the quarter."
Natural Gas

•	Natural Gas segment volumes increased 7% to 20.2 million Bcf in the first quarter of 2017, compared to 18.8 million Bcf in the first quarter of 2016.

•	Natural Gas adjusted gross margin increased $7.5 million, or 24%, to $38.6 million for the first quarter of 2017, compared to $31.1 million for the first quarter of 2016.

“Our Natural Gas adjusted gross margin increased by 24% for the quarter, with supply and logistics optimization delivering much of this increase," said Glendon. "Sales volumes increased by 7%, mainly from the Global acquisition, which we expect to represent another successful execution of our Natural Gas consolidation strategy."
Materials Handling

•	Materials Handling adjusted gross margin decreased by $1.5 million, or 13%, to $9.9 million for the first quarter of 2017, compared to $11.4 million for the first quarter of 2016.

"Sprague's Materials Handling adjusted gross margin decreased based on a reduction of break bulk activity related to windmill projects in the Northeast," reported Mr. Glendon.
Quarterly Distribution Increase

On April 27, 2017, the Board of Directors of Sprague’s general partner, Sprague Resources GP LLC, announced its twelfth consecutive distribution increase and approved a cash distribution of $0.5925 per unit for the quarter ended March 31, 2017, representing a 3% increase over the distribution declared for the quarter ended December 31, 2016. The distribution will be paid on May 15, 2017 to unitholders of record as of the close of business on May 8, 2017.
Financial Results Conference Call
Management will review Sprague’s first quarter 2017 financial results in a teleconference call for analysts and investors today, May 8, 2017.

Date and Time:	May 8, 2017 at 1:00 PM ET

Dial-in numbers:	(866) 516-2130 (U.S. and Canada)

(678) 509-7612 (International)

Participation Code:	93113047

The conference call may also be accessed live by a webcast available on the "Investor Relations" page of Sprague's website at www.spragueenergy.com and will be archived on the website for one year.
About Sprague Resources LP
Sprague Resources LP is a master limited partnership engaged in the purchase, storage, distribution and sale of refined petroleum products and natural gas. Sprague also provides storage and handling services for a broad range of materials.
Non-GAAP Financial Measures
Adjusted EBITDA and adjusted gross margin are measures not defined by GAAP. We define EBITDA as net income (loss) before interest, income taxes, depreciation and amortization. We define adjusted EBITDA as EBITDA increased by unrealized hedging losses and decreased by unrealized hedging gains, in each case with respect to refined products and natural gas inventory, prepaid forward contracts and natural gas transportation contracts. We define adjusted gross margin as net sales less cost of products sold (exclusive of depreciation and amortization) and decreased by total commodity derivative gains and losses included in net income (loss) and increased by realized commodity derivative gains and losses included in net income (loss), in each case with respect to refined products and natural gas inventory, prepaid forward contracts and natural gas transportation contracts.
To manage Sprague's underlying performance, including its physical and derivative positions, management utilizes adjusted gross margin. Adjusted gross margin is also used by external users of our consolidated financial statements to assess our economic results of operations and its commodity market value reporting to lenders. EBITDA and adjusted EBITDA are used as supplemental financial measures by external users of our financial statements, such as investors, trade suppliers, research analysts and commercial banks to assess the financial performance of our assets, operations and return on capital without regard to financing methods, capital structure or historical cost basis; the ability of our assets to generate sufficient revenue, that when rendered to cash, will be available to pay interest on our indebtedness and make distributions to our equity holders; repeatable operating performance that is not distorted by non-recurring items or market volatility; and, the viability of acquisitions and capital expenditure projects.
Sprague believes that investors benefit from having access to the same financial measures that are used by its management and that these measures are useful to investors because they aid in comparing its operating performance with that of other companies with similar operations. The adjusted EBITDA and adjusted gross margin data presented by Sprague may not be comparable to similarly titled measures at other companies because these items may be defined differently by other companies. Please see the attached reconciliations of net income to adjusted EBITDA and operating income to adjusted gross margin.
With regard to guidance, reconciliation of non-GAAP adjusted EBITDA guidance to the closest corresponding GAAP measure (expected net income (loss)) is not available without unreasonable efforts on a forward-looking basis due to the inherent difficulty and impracticality of forecasting certain amounts required by GAAP such as unrealized gains and losses on derivative hedges, which can have a significant and potentially unpredictable impact on our future GAAP financial results.
Sprague uses the non-GAAP term “permanent leverage” or "permanent leverage ratio" when referring to its Consolidated Total Leverage Ratio as contained in its Credit Agreement. Sprague's permanent leverage ratio equates to the aggregate of its acquisition facility borrowings, capital lease obligations, debentures and other debt divided by the consolidated trailing twelve month adjusted EBITDA, as defined by the Credit Agreement. For computing compliance with the Credit Agreement, Sprague makes modifications to adjusted EBITDA to reflect the pro forma effect of acquisitions and adjusts for interest income, non-cash expenses, gain(loss) on sale of assets and other adjustments as allowed under the Credit Agreement. Management believes the permanent leverage ratio is helpful to investors in assessing the Partnership's overall debt profile and is used by management to evaluate its ability to finance capital expenditures and acquisitions.
Forward Looking Statements
This press release may include forward-looking statements that we believe to be reasonable as of today's date. These forward-looking statements involve risks and uncertainties and other factors that are difficult to predict and many of which are beyond management’s control. Although Sprague believes that the assumptions underlying these statements are reasonable, investors are cautioned that such forward-looking statements are inherently uncertain and involve risks that may affect our business prospects and performance causing actual results to differ from those discussed in the foregoing release. Such risks and uncertainties include, by way of example and not of limitation: increased competition for our products or services; changes in supply or demand for our products; changes in operating conditions and costs; changes in the level of environmental remediation spending; potential equipment malfunction; potential labor issues; the legislative or regulatory environment; terminal construction/repair delays; nonperformance by major customers or suppliers; and political and economic conditions, including the impact of potential terrorist acts and international hostilities. These and other applicable risks and uncertainties have been described more fully in Sprague’s most recent Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission (“SEC”) on March 10, 2017, and in our subsequent Form 10-Q, Form 8-K and other documents filed with or furnished to the SEC.
Sprague undertakes no obligation and does not intend to update any forward-looking statements to reflect new information or future events. You are cautioned not to place undue reliance on these forward-looking statements which speak only as of the date of this press release.
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This release is intended to be a qualified notice under Treasury Regulation Section 1.1446-4(b). Brokers and nominees should treat one hundred percent (100.0%) of Sprague’s distributions to non-U.S. investors as being attributable to income that is effectively connected with a United States trade or business. Accordingly, Sprague’s distributions to non-U.S. investors are subject to federal income tax withholding at the highest applicable effective tax rate.
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(Financial Tables Below)

Sprague Resources LP
Summary Financial Data
Three Months Ended March 31, 2017 and 2016

	Three Months Ended March 31,
	2017	2016
	(unaudited)	(unaudited)
	($ in thousands)
Statement of Operations Data:
Net sales	$917,807	$722,907
Operating costs and expenses:
Cost of products sold (exclusive of depreciation and amortization)	795,146	639,620
Operating expenses	16,832	16,829
Selling, general and administrative	26,289	24,130
Depreciation and amortization	5,932	5,031
Total operating costs and expenses	844,199	685,610
Operating income	73,608	37,297
Other income (expense)	64	(95)
Interest income	84	127
Interest expense	(7,155)	(6,983)
Income before income taxes	66,601	30,346
Income tax provision	(2,102)	(525)
Net income	64,499	29,821
Incentive distributions declared	(742)	(275)
Limited partners’ interest in net income	$63,757	$29,546
Net income per limited partner unit:
Common - basic	$2.98	$1.39
Common - diluted	$2.94	$1.38
Subordinated - basic and diluted	N/A	$1.39
Units used to compute net income per limited partner unit:
Common - basic	21,404,992	11,109,914
Common - diluted	21,718,627	11,249,460
Subordinated - basic and diluted	N/A	10,071,970

Sprague Resources LP
Volume, Net Sales and Adjusted Gross Margin by Segment
Three Months Ended March 31, 2017 and 2016

	Three Months Ended March 31,
	2017	2016
	(unaudited)	(unaudited)
	($ and volumes in thousands)
Volumes:
Refined products (gallons)	472,710	477,372
Natural gas (MMBtus)	20,204	18,831
Materials handling (short tons)	581	637
Materials handling (gallons)	75,264	75,390
Net Sales:
Refined products	$781,590	$589,944
Natural gas	119,666	115,619
Materials handling	9,925	11,391
Other operations	6,626	5,953
Total net sales	$917,807	$722,907
Reconciliation of Operating Income to Adjusted Gross Margin:
Operating income	$73,608	$37,297
Operating costs and expenses not allocated to operating segments:
Operating expenses	16,832	16,829
Selling, general and administrative	26,289	24,130
Depreciation and amortization	5,932	5,031
Add: unrealized (gain) loss on inventory derivatives	(24,508)	3,304
Add: unrealized loss (gain) on prepaid forward contract derivatives	27	(481)
Add: unrealized (gain) loss on natural gas transportation contracts	(7,814)	344
Total adjusted gross margin:	$90,366	$86,454
Adjusted Gross Margin:
Refined products	$39,478	$41,642
Natural gas	38,590	31,122
Materials handling	9,925	11,392
Other operations	2,373	2,298
Total adjusted gross margin	$90,366	$86,454

Sprague Resources LP
Reconciliation of Net Income to Non-GAAP Measures
Three Months Ended March 31, 2017 and 2016

	Three Months Ended March 31,
	2017	2016
	(unaudited)	(unaudited)
	($ in thousands)
Reconciliation of net income to EBITDA, Adjusted EBITDA and Distributable Cash Flow:
Net income	$64,499	$29,821
Add/(deduct):
Interest expense, net	7,071	6,856
Tax provision	2,102	525
Depreciation and amortization	5,932	5,031
EBITDA	$79,604	$42,233
Add: unrealized (gain) loss on inventory derivatives	(24,508)	3,304
Add: unrealized loss (gain) on prepaid forward contract derivatives	27	(481)
Add: unrealized (gain) loss on natural gas transportation contracts	(7,814)	344
Adjusted EBITDA	$47,309	$45,400
Add/(deduct):
Cash interest expense, net	(6,056)	(5,929)
Cash taxes	(840)	(607)
Maintenance capital expenditures	(1,540)	(1,629)
Elimination of expense relating to incentive compensation and directors fees expected to be paid in common units	928	236
Other	345	312
Distributable cash flow	$40,146	$37,783

Sprague Resources LP
Permanent Leverage Ratio
Twelve Months Ended March 31, 2017 and 2016

	Twelve Months Ended March 31,
	2017	2016
	(unaudited)	(unaudited)
	($ in thousands)
Permanent Leverage Ratio
Acquisition facility	$302,900	$264,400
Capital leases and other debt	5,195	4,981
Indebtedness for Credit Agreement Leverage Ratio	$308,095	$269,381
Credit Agreement EBITDA
Adjusted EBITDA	$110,929	$92,289
Plus acquisition pro forma adjustments	7,415	13,702
Plus interest income	344	472
Plus non-cash expenses	92	981
Plus loss (minus gain) on sale of assets	(44)	311
Plus other adjustments as allowed by the Credit Agreement	494	1,253
Credit Agreement EBITDA	$119,230	$109,008

Permanent Leverage Ratio	2.6x	2.5x